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             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                          FORM 8-K

                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934


        Date of Report (date of earliest event reported):
                      January 22, 1997




                     XEROX CORPORATION
   (Exact name of registrant as specified in its charter)



 New York              1-4471                16-0468020
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)


                   800 Long Ridge Road
                     P. O. Box 1600
            Stamford, Connecticut  06904-1600
    (Address of principal executive offices)(Zip Code)


    Registrant's telephone number, including area code:
                      (203) 968-3000


             This document consists of 3 pages.

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Item 5.   Other Events

Sale of Coregis

On January 23, 1997, Registrant announced separate agreements to sell the Coregis Group, Inc. ("Coregis") and the Apprise Corp. ("Apprise") subsidiaries of Talegen
Holdings, Inc. ("Talegen").

The Coregis agreement calls for a unit of GE Capital
Corporation to acquire the stock of Coregis for total consideration of $375 million in cash and $75 million assumption of debt. The consideration is in excess of book value and is consistent with the estimated value for the unit when Registrant discontinued insurance operations in 1995. The transaction is subject to customary closing conditions and regulatory approvals.

Coregis is based in Chicago and has 470 employees. It is a leading writer of commercial property and casualty insurance programs for public entities, selected classes of licensed or certified professionals and other specific market niches throughout the U.S. In 1996, Coregis had gross written premiums of $423 million and an estimated year-end policyholders surplus of $271 million.

In an unrelated transaction, Andersen Consulting agreed to acquire the assets of Apprise and enter into separate multi-year information technology service agreements with each of the seven Talegen companies and two other companies already serviced by Apprise. The financial terms of this transaction were not disclosed. Apprise is an independent information technology services vendor for the property/casualty insurance industry and has headquarters in Parsippany, N.J.

Registrant announced in 1993 that it would disengage from the financial services business and focus exclusively on its core document processing business. Four insurance companies and two service groups remain for sale. Talegen is wholly owned by Xerox Financial Services, Inc., a subsidiary of Registrant.

Dividend Increase

On January 22, 1997, Registrant's board of directors declared a 10 percent increase in the dividend on Registrant's common stock. Effective with the dividend payable April 1, the quarterly dividend will increase from 29 cents to 32 cents, or an annual rate of $1.28, to shareholders of record March 7.


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                        SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.


                                     XEROX CORPORATION

                                     By: MARTIN S. WAGNER
                                         Assistant Secretary

Dated:   January 24, 1997

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